Exhibit 99.1

ACL SEMICONDUCTORS CHAIRMAN’S LETTER TO SHAREHOLDERS:

▪	Increased Communications
▪	Increasing Revenues
▪	Increasing Profits

HONG KONG, September 21, 2009 – ACL Semiconductor’s Inc. (OTC BB: ACLO), one of Asia’s largest distributors of memory chip products, today announced that its Chairman and CEO, Alan Yang, has written a Chairman’s letter to all shareholders about the Company’s recent accomplishments and future objectives.

          The letter has been posted on the Company’s web site at www.acl-semicon.com. It is reproduced here in full:

Dear Fellow Shareholder:

I thank you for your loyalty and would like to take this opportunity to update each of you as to the progress we’ve made in 2009 and outline plans for the future.

This letter is in furtherance of our policy to keep our shareholders fully and timely informed as to our progress and material developments and make such information available to the investment community through our investor relations program.

To date, unlike others in our industry who have stumbled and failed, we are surviving worldwide financial crises and emerging as a more dominant firm. In the beginning of 2009 we set goals to increase sales and margins, while reducing debt and achieving better financial results. I am pleased with our recent publicly released financial reports and want you to know that the Company is working very hard to sustain our progress. We have targeted new customers and believe we can increase market share by adding additional customers that desire a reliable, sophisticated and value-added distributor. This, we believe, will aid in our continued goal of posting higher revenue and sustaining higher margins.

For those not familiar with ACL Semiconductors, we are a principal distributor of memory chip products sold under the Samsung brand name in Hong Kong and the southern region of the People’s Republic of China. Products include synchronous dynamic random access memory, graphic random access memory, and flash products. These components are used in IT products such as computer peripherals, digital cameras, Wi-Fi products, modems, DVD players, mobile phones, and digital TVs, among other products. In our industry, we are one of a few companies with more than 20 years of operating experience.

ACL Semiconductors has 28.3 million shares outstanding. The public float is 5.5 million shares. It was recently announced second quarter sales up 64 percent to $74 million because of strong demand for Samsung memory products. We believe the worldwide recession is ending in the locations of the world that we service. Net income in the second quarter topped $900,000, or $0.03 per diluted share. Going forward, we anticipate even better results for the rest of this year and into 2010.

We are pleased that our loyal shareholders have remained with us and we are working every day to reward them. And we want to attract new investors by telling our story, telling it well, and then awakening the next day to tell it again. We are very proud of our achievements.

Safe Harbor: This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, when used in the preceding discussion, the words “plan”, “confident that,” “believe,” “scheduled,” “expect,” or “intend to,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and successful production of the company’s products, general acceptance of the company’s products and technologies, competitive factors, timing, and other risks described in the company’s SEC reports and filings.

CONTACT:
Paul Knopick
E&E Communications
pknopick@eandecommunications.com